Exhibit (a)(4)

Delphi	ACCEPTANCE FORM FOR U.S. EMPLOYEES
Corporation
YOUR RESPONSE IS IMPORTANT—YOU MAY TENDER YOUR ELIGIBLE OPTIONS AT ANY TIME
PRIOR TO 5:00 P.M., EST, ON DECEMBER 17, 2003 UNLESS THE OFFER IS EXTENDED BY DELPHI

INTERNET http://www.tabulationsplus.com/dph			TELEPHONE 1-866-595-8767			MAIL
		OR			OR	•	Mark, sign and date this Acceptance
•	Go to the website listed above.		•	Use any touch-tone telephone.			Form.
•	Have this Acceptance Form ready.		•	Dial the toll-free number listed above.		•	Detach this Acceptance Form.
•	Follow the simple instructions that		•	Have this Acceptance Form ready.		•	Return in the self-addressed stamped
	appear on your computer screen.		•	Follow the simple recorded instructions.			envelope provided.

•	DELPHI STRONGLY ENCOURAGES YOU TO TENDER YOUR ELIGIBLE OPTIONS BY USING THE INTERNET OR TELEPHONE ELECTION SYSTEMS DESCRIBED ABOVE. DO NOT RETURN THIS ACCEPTANCE FORM IF YOU TENDER YOUR ELIGIBLE OPTIONS BY THE INTERNET OR BY TELEPHONE.

•	YOUR ELIGIBLE OPTION GRANTS ARE LISTED BELOW YOUR ADDRESS ON THIS ACCEPTANCE FORM.

Additional instructions appear on the reverse side of this Acceptance Form.

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   Account Number

Subject to the terms and conditions of the Offer to Exchange, I, the undersigned, hereby tender to Delphi Corporation (“Delphi”) all of my eligible options to purchase shares of common stock of Delphi that are set forth below. I have received the Offer to Exchange and I understand and acknowledge that:

•	If I validly withdraw from the offer or if Delphi rejects my tender of eligible options for any reason, all of my eligible options will remain outstanding without any changes to any terms or conditions of such options.

•	If I accept the offer and my employment with Delphi is terminated for any reason after I tender my eligible options but prior to the expiration of the offer, my acceptance will be presumed to have been automatically withdrawn, and my tendered eligible options will remain outstanding and retain their current exercise prices and other terms and conditions.

•	By tendering my eligible options pursuant to the procedures described in the Offer to Exchange and in the instructions to this Acceptance Form, I accept the terms and conditions of the offer. Delphi’s acceptance of my tender of eligible options will constitute a binding agreement between Delphi and me upon the terms and subject to the conditions of the offer.

I hereby represent and warrant that I have full power and authority to tender all of the eligible options set forth below and that, when and to the extent that my tendered eligible options are accepted for exchange by Delphi, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable instrument of grant) and will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Delphi to be necessary or desirable to complete the exchange of the tendered eligible options pursuant to the terms of the offer.

I hereby tender all of the eligible options to purchase shares of common stock of Delphi set forth below that are outstanding prior to the expiration of the offer.

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Date	SIGNATURE OF OWNER

INSTRUCTIONS

1.	You should carefully read the Offer to Exchange, and all other related documents, before you complete this Acceptance Form.

2.	You should have this Acceptance Form available before you proceed.

3.	You should retain the top portion of this Acceptance Form for your records. If you decide to withdraw your previously tendered eligible options, you will be required to enter your control number (included in the black box on this Acceptance Form) before you may withdraw.

4.	ACCEPTANCE: To validly tender your eligible options for exchange, The Bank of New York must RECEIVE your acceptance prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if Delphi extends the offer) through one of the three methods described below.

BY TELEPHONE—1-866-595-8767
You may tender your eligible options through The Bank of New York’s toll-free telephone election system by using any touch-tone telephone 24 hours a day, 7 days a week. You should have this Acceptance Form available when you dial the toll-free number listed above and printed on the front side of this Acceptance Form. You will be prompted to enter your control number (included in the black box on this Acceptance Form), and then follow the simple recorded instructions.

BY INTERNET—http://www.tabulationsplus.com/dph
You may tender your eligible options through The Bank of New York’s Internet election system 24 hours a day, 7 days a week. You should have this Acceptance Form available when you access the website listed above and printed on the front side of this Acceptance Form. You will be prompted to enter your control number (included in the black box on this Acceptance Form) and then follow the simple instructions that appear on your computer screen.

BY MAIL

By Regular Mail:	By Courier:
The Bank of New York	The Bank of New York
P.O. BOX 11384	Proxy Services — A Level -E
New York, NY 10203-0384	New York, NY 10286

You may tender your eligible options by mail. You must sign this Acceptance Form as your name appears on the front side of this Acceptance Form. If this Acceptance Form is signed by an eligible employee who is the holder of the tendered eligible options, the signature must be by such employee. If this Acceptance Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with this Acceptance Form. You should fold and detach the bottom portion of this Acceptance Form and return it in the self-addressed stamped envelope that you received with the Offer to Exchange.

If you tender your eligible options by mail, The Bank of New York must RECEIVE your properly completed and duly executed Acceptance Form prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if Delphi extends the offer). If you tender your eligible options by mail, Delphi recommends that you use registered mail with return receipt requested or a courier service such as UPS, DHL or Federal Express. In all cases, you should allow sufficient time to ensure timely delivery of your acceptance.

5.     WITHDRAWAL: You may withdraw your previously tendered eligible options at any time prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if Delphi extends the offer) pursuant to the procedures described in Section 5 of the Offer to Exchange.

6.     IRREGULARITIES. Delphi reserves the right to waive any defect or irregularity in any tender with respect to any particular options or any particular eligible employee. Delphi may also waive any of the conditions of the offer; provided, however, that if it waives any condition with respect to any eligible employee, it will waive the condition for all eligible employees. In addition, Delphi may waive any defect or irregularity with respect to any particular tender of eligible options, or the delivery thereof, by any eligible employee. No tender of eligible options will be valid and no eligible options will be deemed to have been properly tendered until all defects or irregularities have been cured by the submitting eligible employee or waived by Delphi. Neither Delphi, The Bank of New York nor any other person is obligated to give notice of any defects or irregularities in any tender of eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

DELPHI CORPORATION P.O. BOX 11384 NEW YORK, N.Y. 10203-0384